      As filed with the Securities and Exchange Commission on May 18, 2000
                                                      REGISTRATION NO. 333-93003
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     -------------------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                     -------------------------------------


                            FORRESTER RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                               04-2797789
         (State or other jurisdiction                 (I.R.S. Employer
       of incorporation or organization)            Identification Number)

                              400 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 497-7090
          (Address of principal executive offices, including zip code)



                           SUSAN WHIRTY MAFFEI, ESQ.
                   Chief Financial Officer and General Counsel
                            Forrester Research, Inc.
                              400 Technology Square
                         Cambridge, Massachusetts 02139
                                 (617) 497-7090
                              (617) 613-5643 (Fax)
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)



              -----------------------------------------------------


                  Please send copies of all communications to:
                             KEITH F. HIGGINS, ESQ.
                                  Ropes & Gray
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 951-7000
                              (617) 951-7050 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.



PRELIMINARY PROSPECTUS                                     SUBJECT TO COMPLETION
                                                                    MAY 18, 2000


                            FORRESTER RESEARCH, INC.
                                  COMMON STOCK
                                  50,852 SHARES

                           ---------------------------



     The stockholders of Forrester Research, Inc. listed on page 7 are offering and selling 50,852 shares of our common stock under this prospectus.


     BEFORE PURCHASING SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 2.


     Our common stock is listed on the Nasdaq National Market with the trading symbol, "FORR." On May 17, 2000, the closing price of one share of our common stock on the Nasdaq National Market was 59.25.


--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


                           ---------------------------




                   The date of this prospectus is May 18, 2000

                                TABLE OF CONTENTS


                                                                  Page
                                                                  ----
FORRESTER RESEARCH, INC..........................................  1



RISK FACTORS.....................................................  2



USE OF PROCEEDS..................................................  7



SELLING STOCKHOLDERS.............................................  7



PLAN OF DISTRIBUTION.............................................  8



WHERE YOU CAN FIND MORE INFORMATION..............................  9



VALIDITY OF SHARES............................................... 10



EXPERTS.......................................................... 10

                            FORRESTER RESEARCH, INC.



         We are a leading independent Internet research firm that conducts research and analysis on the impact of the Internet and emerging technologies on business strategy, consumer behavior and society. We provide our clients with a comprehensive and integrated perspective on technology and business, which we call the Whole View of Internet commerce. Our Whole View approach helps companies evolve their business models and infrastructure to embrace broader on-line markets and to scale their Internet operations. We help our clients develop e- business strategies that use the Internet and other emerging technologies to win customers, identify new markets and gain competitive operational advantages. We target our products and services to large enterprises, Internet companies and technology vendors. Senior management, business strategists and marketing and technology professionals use our prescriptive, actionable research to understand and capitalize on the Internet and emerging business models and technologies.



         In addition to analyzing the Internet, we also use Internet technologies as an integral part of our business. We have developed a technology platform that we call "Forrester eResearch" that allows us to conduct, design, sell and deliver our research over the Internet in a format specifically developed to maximize its impact and effectiveness. Our eResearch platform enhances our research data and content quality and provides our clients with instant access to our research, on-line tools and presentations and interactive services.



         Our principal executive offices are located at 400 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 497-7090. Our Internet address is www.forrester.com. The information contained on our web site is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Forrester", "we", "us" and "our" refer to Forrester Research, Inc. and our subsidiaries.



         Technographics and Forrester are our registered trademarks. The Whole View, Forrester eResearch, eBusiness Voyage, Power Rankings, Adwatch and Internet User Monitor are our trademarks.

                                  RISK FACTORS


         Investing in our common stock involves a high degree of risk. You should certainly consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.



IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PROFESSIONAL STAFF, WE WILL NOT BE ABLE TO MAINTAIN OUR POSITION IN THE MARKET OR GROW OUR BUSINESS



         Our future success will depend in large measure upon the continued contributions of our senior management team, research analysts and experienced sales and marketing personnel. Thus, our future operating results will be largely dependent upon our ability to retain the services of these individuals and to attract additional qualified people from a limited pool of qualified candidates. We experience intense competition in hiring and retaining professionals from developers of Internet and emerging technology products, other research firms, management consulting firms, print and electronic publishing companies and financial services companies. Many of these firms have substantially greater ability, either through cash or equity, to attract and compensate qualified people. In addition, the Internet has created many opportunities for people with the skills we seek to form their own companies or join start-up companies, and these opportunities frequently offer the potential for significant future financial profit through equity incentives that we cannot match. If we lose professionals or are unable to attract new talent to Forrester, we will not be able to maintain our position in the market or grow our business.



IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, IT COULD ADVERSELY AFFECT OUR ABILITY TO GROW REVENUE AND COULD INCREASE OUR OPERATING EXPENSES



         Our growth revenue has placed significant demands on our management and other resources. Our revenues increased approximately 72% to $30.8 million in the three months ended March 31, 2000 from $17.9 million in the three months ended March 31, 1999 and approximately 42% to $87.3 million in the year ended December 31, 1999 from $61.6 million in the year ended December 31, 1998. Our ability to effectively manage growth will require us to continue to develop and improve our operational, financial, electronic research collection and distribution, technology and other internal systems. We must also continue to expand our business development capabilities and continue to train, motivate and manage our employees. If we are unable to effectively manage our growth, it would have an adverse effect on the quality of our products and services, our ability to retain key personnel and to grow revenue and could increase our operating expenses.

OUR OPERATING RESULTS FLUCTUATE AND OUR STOCK PRICE MAY BE VOLATILE AS A RESULT



          Our revenues and earnings may fluctuate from quarter to quarter based on a variety of factors, many of which are beyond our control. The factors include, but are not limited to:



          - the timing and size of new and renewal memberships for our research from clients;



          -    the timing of revenue-generating Forum events sponsored by us;



          -    the utilization of our advisory services by our clients;



          - the introduction and marketing of new products and services by us and our competitors;



          -    the hiring and training of new analysts and sales personnel;



          -    changes in demand for our research; and



          -    general economic conditions.



          As a result, our operating results in future quarters may be below the expectations of securities analysts and investors which could have an adverse effect on the market price for our common stock. Factors such as announcements of new products, services, offices or strategic alliances by us or our competitors, as well as market conditions in the Internet and emerging technologies services industry, may have a significant impact on the market price of our common stock. The market price for our common stock may also be affected by movements in prices of stocks in general.



A DECLINE IN RENEWALS FOR OUR MEMBERSHIP-BASED RESEARCH SERVICES COULD ADVERSELY AFFECT OUR REVENUES



         Our success depends in large part upon renewals of memberships for our research products. Approximately 77% of our revenues in the three months ended March 31, 2000 were derived from our membership-based research products. In addition, approximately 74% of our client companies with memberships expiring during the twelve months ended March 31, 2000 renewed one or more memberships for our products and services. A significant decline in renewal rates for our research products could have an adverse effect on our revenues.



LOSS OF KEY MANAGEMENT COULD AFFECT OUR ABILITY TO RUN OUR BUSINESS



          Our future success will depend in large part upon the continued services of a number of our key management employees. The loss of any one of them, in particular George F. Colony, our founder and Chairman and Chief Executive Officer, could adversely affect our business.



IF WE DO NOT ANTICIPATE AND RESPOND TO MARKET TRENDS, WE MAY NOT REMAIN COMPETITIVE



          Our success depends in part upon our ability to anticipate rapidly changing technologies and market trends and to adapt our research to meet the changing information needs of our clients. The technology and commerce sectors that we analyze undergo frequent and often dramatic changes. The changes include:



          -    the introduction of new products and obsolescence of others;



          - the use of technology to transform existing and create new business models;



          - shifting strategies and market positions of major industry participants;



          -    paradigm shifts in system architectures; and



          -    changing objectives and expectations of users of technology.



          The environment of rapid and continuous change presents significant challenges to our ability to provide our clients with current and timely analysis, strategies and advice on issues of importance to them. Meeting these challenges requires the commitment of substantial resources. Any failure to continue to provide insightful and timely analysis of developments, technologies and trends in a manner that meets market needs could have an adverse effect on our market position and results of operations.



IF WE DO NOT DEVELOP AND OFFER NEW PRODUCTS AND SERVICES, WE COULD LOSE OUR COMPETITIVE POSITION AND FAIL TO GROW OUR BUSINESS



          Our future success will depend in part on our ability to offer new products and services. These new products and services must successfully gain market acceptance by addressing specific industry and business organization sectors, anticipating and identifying changes in client requirements and changes in the technology industry. The process of internally researching, developing, launching and gaining client acceptance of a new product or service, or assimilating and marketing an acquired product or service, is risky and costly. We may not be able to introduce new, or assimilate acquired, products or services successfully. Our failure to do so would adversely affect our ability to maintain a competitive position in our market and continue to grow our business.

THE MARKET FOR RESEARCH PRODUCTS AND SERVICES IS COMPETITIVE AND IF WE FAIL TO COMPETE EFFECTIVELY, WE COULD LOSE OUR MARKET POSITION



          We compete in the market for research products and services with other independent providers of similar services. We may also face increased competition from Internet-based research firms. Some of our competitors have substantially greater financial, information- gathering and marketing resources than we do. In addition, our indirect competitors include the internal planning and marketing staffs of our current and prospective clients, as well as other information providers such as electronic and print publishing companies, survey-based general market research firms and general business consulting firms. Our indirect competitors may choose to compete directly against us in the future. In addition, there are relatively few barriers to entry into our market and new competitors could readily seek to compete against us in one or more market segments addressed by our products and services. Increased competition could adversely affect our operating results through pricing pressure and loss of market share.



IF WE FAIL TO INTEGRATE OUR RECENTLY COMPLETED ACQUISITION EFFECTIVELY, IT COULD ADVERSELY AFFECT OUR OPERATING EXPENSES AND COULD CAUSE US TO FAIL TO ACHIEVE THE BENEFITS WE EXPECTED



          We recently acquired Fletcher Research Limited, an Internet research company located in the United Kingdom. It was our first acquisition and our management has had no experience to date integrating acquisitions into our business. The integration of any acquisition can be disruptive, divert management time and attention and result in a failure to realize the expected benefits of the acquisition. The problems may be accentuated where the acquired company is foreign and located far from our headquarters. If we do not integrate the Fletcher acquisition effectively, we could fail to achieve the benefits we expected.



OUR CHAIRMAN AND CEO HAS SIGNIFICANT VOTING POWER AND MAY EFFECTIVELY CONTROL THE OUTCOME OF ANY STOCKHOLDER VOTE



          George Colony, our Chairman and Chief Executive Officer, beneficially owns approximately 43% of our common stock. As a result, he has the ability to substantially influence, and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of Forrester even if such a change of control would benefit other investors.



OUR CORPORATE GOVERNANCE PROVISIONS MAY DETER A FINANCIALLY ATTRACTIVE TAKEOVER ATTEMPT



          Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders would receive a premium for their shares. These provisions include the following

          - any action to be taken by stockholders must be taken at a meeting and may not be taken by written consent;



          - stockholders must comply with advance notice requirements before raising a matter at a meeting of stockholders or nominating a director for election;



          - only our chairman, chief executive officer or, if there is none, the president or the board of directors may call a special meeting of stockholders;



          - our board of directors is divided into three classes and the members may be removed by the stockholders only for cause; and



          - our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock.

                                 USE OF PROCEEDS


         All net proceeds from the sale of the shares of Forrester common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS


         The selling stockholders, William Reeve and Neil Bradford, acquired their shares of Forrester common stock from us in exchange for 100% of the ordinary shares of Fletcher Research Limited, a business that we acquired in November 1999. This acquisition was accounted for as a pooling of interests. Fletcher Research Limited is a limited liability company located in London, England. Each of the selling stockholders is a party to a registration rights agreement in which we agreed to register 25% of their shares of Forrester common stock and to use our best efforts to keep the registration statement effective until November 30, 2000. We previously registered a portion of these shares pursuant to a registration statement (File No. 333-95663) filed with the Securities and Exchange Commission. Registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares.


         The material relationships between the selling stockholders and Forrester are as follows: William Reeve is the research director of Fletcher Research Limited, now a wholly-owned subsidiary of Forrester and Neil Bradford is the managing director of Fletcher Research Limited. Each of the selling shareholders has entered into an employment agreement with Fletcher Research Limited. In addition, one or more of the selling stockholders may donate or transfer as gifts some or all of their Forrester shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.


         The shares listed below represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering, assuming they sell all of the shares and that they acquire no additional shares before the completion of this offering. Their percentage ownership in Forrester, as of May 16, 2000, is shown in parentheses next to the number of shares. If no percentage is indicated for a selling stockholder in the table below, that stockholder's percentage ownership is less than one percent. Each of the selling stockholders is subject to restrictions on the transfer of shares held by him imposed by federal securities laws and by agreements made in connection with the acquisition of Fletcher Research Limited. Specifically, the selling stockholders have agreed not to transfer or otherwise dispose of shares held by them if to do so would jeopardize our ability to account for the acquisition of Fletcher Research Limited as a pooling transaction.



                      SHARES BENEFICIALLY OWNED                          SHARES BENEFICIALLY
SELLING               AND OWNERSHIP PERCENTAGE       SHARES BEING        OWNED AND OWNERSHIP
STOCKHOLDER           PRIOR TO OFFERING              OFFERED             PERCENTAGE AFTER OFFERING
-----------           -------------------------      ------------        -------------------------
William Reeve              331,704 (1.60%)             30,426               301,278 (1.45%)

Neil Bradford              321,704 (1.55%)             20,426               301,278 (1.45%)



                              PLAN OF DISTRIBUTION

          We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of Forrester common stock at various times in one or more of the following transactions:


          -    in the over-the-counter market;



          - in private transactions other than in the over-the-counter market;



          - in connection with short sales of the shares of Forrester common stock;



          -    by pledge to secure debts and other obligations;



          - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over- the-counter options; or



          -    in a combination of any of the above transactions.


          The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

          The selling stockholders may use broker-dealers to sell their shares. If this happens, broker- dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

          Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), provided they meet the criteria and conform to the requirements of that Rule.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."


          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):



          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the SEC on March 10, 2000;



          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 as filed with the SEC on May 12, 2000; and



          3. Our Registration Statement on Form 8-A as filed with the SEC on September 15, 1996, including any amendment or report filed for the purpose of updating such description.


          Fletcher Research Limited is not a "significant subsidiary" for purposes of Regulation S-X and, as such, financial statements covering its operations are not provided. In addition, although we plan to use the pooling method of accounting for the acquisition of Fletcher Research Limited, we will not restate our financial statements because the acquisition is not material to our historical financial statements.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                Forrester Research, Inc.
                400 Technology Square
                Cambridge, Massachusetts  02139
                Attention:  General Counsel
                (617) 497-7090


          This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               VALIDITY OF SHARES



         For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares being offered.


                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said Firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the offering described in this Registration
Statement:




SEC Registration Fee....................... $ 1,662
Legal Fees and Expenses.................... $15,000*
Miscellaneous Expenses..................... $10,000*

         Total Expenses.................... $36,662



*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.


         Our Certificate of Incorporation provides that our Directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

         We have a liability insurance policy in effect which covers certain claims against any of our officers or directors by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

         For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS


4.1 Registration Rights Agreement dated November 15, 1999 by and among the Registrant and William Reeve and Neil Bradford*



5.       Opinion of Ropes & Gray re: validity of shares*



23.1     Consent of Arthur Andersen LLP



23.5     Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.)*



24.1     Power of Attorney*



----------------------
*Previously Filed

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on this 18th day of May, 2000.


                                       FORRESTER RESEARCH, INC.



                                   By: /s/ Susan Wirty Maffei
                                       -----------------------------------------
                                       Susan Whirty Maffei
                                       Chief Financial Officer, Vice President,
                                       Operations and General Counsel




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----



/s/ George F. Colony         Chief Executive Officer                May 18, 2000
------------------------     and Chairman of the Board
George F. Colony




/s/ William M. Bluestein     President and Chief Operating Officer  May 18, 2000
------------------------
William M. Bluestein




*/s/ Robert M. Galford       Director                               May 18, 2000
------------------------
Robert M. Galford




*/s/ George R. Hornig        Director                               May 18, 2000
------------------------
George R. Hornig




*/s/ Michael H. Welles       Director                               May 18, 2000
------------------------
Michael H. Welles

* /s/ Henk W. Broeders        Director                              May 18, 2000
------------------------
Henk W. Broeders






*By: /s/ Susan Whirty Maffei
    ------------------------
    Attorney-in-Fact
    Susan Whirty Maffei

                                                                   EXHIBIT INDEX
                                                                   -------------



NUMBER                  TITLE OF EXHIBIT                               PAGE
------                  ----------------                               ----


 4.1 Registration Rights Agreement dated November 15, 1999 by and among the Registrant and William Reeve and Neil
          Bradford*



 5.       Opinion of Ropes & Gray re: validity of shares*



23.1      Consent of Arthur Andersen LLP                                 18



23.5 Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.)*



24.1      Power of Attorney*




*Filed Previously